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EXHIBIT 4.4
                           SECURITYHOLDERS AGREEMENT

          AGREEMENT, dated as of February 13, 1998, among SeraCare, Inc., a Delaware corporation (the "Company"), the investors listed on Exhibit I.A hereto (the "Investors") and the shareholders of the Company listed on Exhibit I.B hereto (the "Shareholders").

                                   RECITALS

          WHEREAS, the Company is concurrently herewith entering into a Securities Purchase Agreement with the Investors and the Guarantors, dated as of the date hereof (the "Securities Purchase Agreement"), authorizing the issuance and delivery of (i) $16,000,000 of 12% Senior Subordinated Debentures (the "Debentures") and (ii) Warrants to purchase Common Stock (as defined in the Securities Purchase Agreement),

          WHEREAS, it is a condition to the execution of the Securities Purchase Agreement that the parties hereto enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE I.
                                 DEFINITIONS

          Section 1.1. DEFINITIONS. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement. As used herein, the following terms shall have the following meanings:

          "AFFILIATE" shall mean, with respect to any person or entity, (i) any other person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person or entity, (ii) any other person or entity which, directly or indirectly, beneficially owns or holds 5% or more of any class of voting stock of such person or entity, or (iii) any person or entity of which, directly or indirectly, such person or entity owns or holds 5% or more of any equity security (as defined in


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the Securities Act).  The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether by virtue of the ownership of voting stock, by contract or otherwise.

          "COMPANY" shall have the meaning set forth in the preamble.

          "DEBENTURES" shall have the meaning set forth in the first recital.

          "INVESTORS" shall have the meaning set forth in the preamble.

          "OTHER PERMITTED TRANSFEREE" shall mean with respect to any Shareholder who is a natural person:

               (i) Any person related by lineal or collateral consanguinity to such Shareholder or to the spouse of such Shareholder;

               (ii) the spouse of such Shareholder or of any person described in clause (i) above; and

               (iii) all persons related to those persons described in clause
     (i) or clause (ii) by lineal or collateral consanguinity.

For purposes of this definition of Other Permitted Transferee (i) adopted persons shall be considered the natural born child of their adoptive parents;
(ii) lineal consanguinity is that relationship that exists between persons of whom one is descended (or ascended) in a direct line from the other, as between son, father, grandfather, great-grandfather; and (iii) collateral consanguinity is that relationship that exists between persons who have the same ancestors, but who do not descend (or ascend) from the other, as between uncle and nephew, or cousin and cousin.

          "OWNED" as to any Shares shall mean all Shares as to which any Person would be deemed to be a beneficial owner, within the meaning of Rule 13d-3 of the Exchange Act.


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          "SECURITIES" shall mean the Debentures and the Warrants.

          "SECURITIES PURCHASE AGREEMENT" shall have the meaning set forth in the first recital.

          "SHAREHOLDER(S)" shall have the meaning set forth in the preamble.

          "SHAREHOLDER RELATION" shall mean (i) any Other Permitted Transferee of an individual Shareholder, (ii) any inter-vivos trust whose principal beneficiary is such individual Shareholder or any Other Permitted Transferee of such individual Shareholder created during their respective lifetimes and not as a result of death, (iii) any family limited partnership in which an individual Shareholder is a general or limited partner, and (iv) the legal representative or guardian of such individual Shareholder or any Other Permitted Transferee of such individual Shareholder appointed during their respective lifetimes and not as a result of death.

          "SHARES" shall mean the shares of Common Stock and any other shares of capital stock of the Company.

          "TRANSFER" shall have the meaning set forth in Section 2.1 hereof.

          "TRANSFEREE" shall mean any Person acquiring Shares from the Shareholder and any subsequent transferee of any such Person herein referred to as a "Transferee" of such Person.

          "WARRANTS" shall have the meaning set forth in the first recital.

                                  ARTICLE II.
                            RESTRICTIONS ON TRANSFER

          Section 2.1. TRANSFER OF SHARES. During the term of this Agreement, each Shareholder shall not, directly or indirectly, offer, sell, assign, transfer, grant a participation interest in, pledge, encumber or otherwise dispose of (including, without being limited to, any disposition of voting or investment control over), or place in trust (voting or otherwise) (each such transaction being herein called a "Transfer") any Shares Owned by the Shareholder, except that, each Shareholder may over the term


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of this Agreement Transfer in the aggregate the number of Shares listed next to such Shareholder's name on Schedule 1 hereto. The prohibition on Transfer contained in this Section 2.1 (a) shall not apply to a transfer of any Shares owned by the Shareholder, either during his lifetime or on death by will or intestacy, to a Shareholder Relation, provided, in each such case, that (i) the transferring Shareholder shall retain voting and investment power with respect to such Shares, (ii) such transferee shall receive and hold such Shares subject to the provisions of this Agreement and (iii) there shall be no further transfer of such Shares in accordance herewith and (b) shall terminate at such time as (i) the Company has completed a Qualifying Public Offering and (ii) the Debentures are no longer outstanding.

          Section 2.2. AGREEMENT TO BE BOUND. No Transfer of Shares by any Shareholder shall be effective unless (i) the certificates representing such Shares issued to the Transferee shall bear the legend provided in Section 2.3 and (ii) the Transferee (if not already a party hereto) shall have executed and delivered to each Investor, as a condition precedent to such Transfer, an instrument or instruments reasonably satisfactory to such parties confirming that the Transferee agrees to be bound by the terms of this Agreement in the same manner as such Transferee's transferor, except as otherwise provided in this Agreement.

          Section 2.3. RESTRICTIVE LEGEND. Each certificate evidencing Shares Owned by the Shareholder shall be conspicuously stamped or otherwise imprinted with a legend in substantially the following form:

                         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CAN BE TRANSFERRED ONLY PURSUANT TO THE TERMS OF A SECURITYHOLDERS AGREEMENT DATED AS OF FEBRUARY 13, 1998 AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS SECURITIES. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

          Section 2.4. IMPROPER TRANSFER. Any attempt to Transfer any Shares not in compliance with this Agreement shall be null and void and neither the Company nor any transfer agent shall give any effect in the Company's stock records to such attempted Transfer.


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                                 ARTICLE III.
                                MISCELLANEOUS

          Section 3.1. BOARD OF DIRECTORS. (a) As long as (x) any Senior Debentures are outstanding, (y) the Investors hold any combination of (i) Warrants exercisable into or (ii) shares obtained upon exercise of Warrants representing, at least 25% of the shares of Common Stock issuable upon exercise of the Warrants as of the date hereof (or, if an adjustment pursuant to Section 4 of the Warrants shall occur, then at least 25% of the shares of Common Stock issuable upon exercise of the Warrants, after giving effect to any such adjustment) or (z) holders of Securities hold Warrants exercisable into at least 25% of the shares of Common Stock issuable upon exercise of the Warrants as of the date hereof (or, if adjustment pursuant to Section 4 of the Warrants shall occur, then at least 25% of the Shares of Common Stock issuable upon exercise of the Warrants, after giving effect to any such adjustment), the Company and the Shareholders shall take all action within their respective power, including, but not limited to, the voting of capital stock of the Company and any Subsidiary, as the case may be, Owned by them, required to (i) cause the Board of Directors of the Company and each Subsidiary to at all times consist of one nominee designated by the Investors (the "Designee"). The Shareholders and the Company agree to vote any of the shares of capital stock of the Company and any Subsidiary Owned by them, including but not limited to their Shares, which are outstanding at all meetings of stockholders of the Company and its Subsidiaries (or any written consents in lieu thereof) in which directors are elected in favor of the Designee.

          (b) In the event that a Designee (the "Withdrawing Director"), designated in the manner set forth in Section 3.1(a) above is unable to serve, or once having commenced to serve, is removed or withdraws from the Board of Directors of the Company or any Subsidiary such Withdrawing Director's replacement (the "Substitute Director") on the Board of Directors of the Company or Subsidiary, as the case may be, will be designated by the holders of Securities. The Company and the Shareholders agree to take all action within their respective power, including, but not limited to, the voting of outstanding capital stock of the Company to cause the election of such Substitute Director as soon as practicable following his or her designation.

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          (c)  In the event the holders of Securities entitled to designate a
Director pursuant to this Agreement cease to be so entitled, the vacancy resulting therefrom shall be filled by the remaining directors or by the stockholders in the manner provided by the Company's bylaws and by applicable law, or the number of directors constituting the Board shall be reduced. In the event the Investors entitled to designate a Director pursuant to this Agreement choose not to designate a Director, such directorship shall remain vacant.

          Section 3.2. TERMINATION OF AGREEMENT. This Agreement shall terminate upon the first to occur of the following events:

          (a) upon the agreement of the Company, the Shareholders and the Investors to terminate this Agreement; or

          (b) on such date as there are no longer any Debentures or Warrants outstanding and all shares of Common Stock which may be issued upon exercise of the Warrants shall be free of any volume restrictions on transfer, including, but not limited to, any restrictions pursuant to Rule 144 (other than as a result of the shareholder's affiliation with a director of the Company or otherwise being classified as an Affiliate of the Company), as such rule may be amended from time to time.

          Section 3.3. REPRESENTATIONS. Each party hereto represents that (i) the execution and delivery of this Agreement and the performance of such party's obligations hereunder will not violate or conflict with any material agreement to which such party is a party or any law, rule, license, regulation, judgment, order, ruling or decree governing or affecting such party; (ii) no consents or filings with any governmental authority or any other person are required to be obtained or made in connection with such party's execution, delivery and performance of this Agreement; and (iii) this Agreement constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms.

          Section 3.4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS. Each Shareholder represents and warrants to the holders of Securities that all shareholders of the Company who are Shareholder Relations of such Shareholder or with whom


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such Shareholder shares voting and/or investment power are parties to this
Agreement. Each Shareholder covenants that if after the date hereof any person or entity who is or becomes a shareholder of the Company is or becomes a Shareholder Relation of such Shareholder or a person with whom such Shareholder shares voting and/or investment power, then such Shareholder shall use all reasonable efforts to cause such person or entity to become a party to this Agreement.

          Section 3.5. SUCCESSORS AND ASSIGNS. All agreements contained herein by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, including, without limitation, any Person who acquires any Securities (or any securities issued upon exercise of any Warrant) from any party.

          Section 3.6. NOTICES. All communications provided for hereunder shall be sent by first class mail or overnight courier and, if to any Investor, addressed to the Investor in the manner in which its address appears on Exhibit I.A hereto, with a copy to William J. Grant, Jr., Esq., at Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York 10022; if to any Shareholder, addressed to such Shareholder at the address set forth below such Shareholder's name on Exhibit I.B hereto; and if to the Company, addressed to it at SeraCare, Inc., 19255 Century Park West, Los Angeles 90067, Attention:
Chief Executive Officer, or to such other address with respect to any party as such party shall notify the other in writing.

          Section 3.7. DESCRIPTIVE HEADINGS. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          Section 3.8. GOVERNING LAW. The corporate law of the State of New York will govern all issues concerning the relative rights of the Company, on the one hand, and the Shareholder and the Investors, on the other hand. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed and enforced in accordance with, the law of the State of New York without regard to the conflicts of laws principles thereof.


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          Section 3.9.  REMEDIES.  In case any one or more of the provisions set forth in this Agreement shall have been breached by the Company or any Shareholder or Investor, the Company or the Shareholders or Investors (or any of them), as applicable, may proceed to protect and enforce its or their rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such provision contained in this Agreement. The Company, or any Investor acting pursuant to this Section 3.9 shall be indemnified against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with paragraph 14B of the Securities Purchase Agreement.

          Section 3.10. ENTIRE AGREEMENT. This Agreement, the Securities Purchase Agreement and the Registration Rights Agreement and the other writings referred to herein or therein or delivered pursuant hereto or thereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto. This Agreement shall not constitute a valid and binding agreement, enforceable in accordance with its terms, until it has been executed and delivered by duly authorized representatives of each party hereto.

          Section 3.11. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 3.12. AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

          Section 3.13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument, and it shall not be


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necessary in making proof of this Agreement to produce or account for more than one such counterpart.


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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                         SERACARE, INC.


                         By:  /s/ Barry D. Plost
                              -------------------------------------------
                              Barry D. Plost, Chairman
                              of the Board, President and Chief Executive
                              Officer


                        SHAREHOLDERS:



                              /s/ Barry D. Plost
                              -------------------------------------------
                              Barry D. Plost

                        INVESTORS:


                        DELAWARE STATE EMPLOYEES'
                        RETIREMENT FUND


                        By:  Pecks Management Partners Ltd.
                                Its Investment Advisor


                        By: /s/ Robert J. Cresci
                            ----------------------------------------------
                                            Robert J. Cresci
                                            Managing Director


                         DECLARATION OF TRUST FOR DEFINED
                         BENEFIT PLAN OF ICI AMERICAN HOLDING INC.

                         By:  Pecks Management Partners Ltd.
                                 Its Investment Advisor


                         By: /s/ Robert J. Cresci
                            ----------------------------------------------
                                            Robert J. Cresci
                                            Managing Director


                         DECLARATION OF TRUST FOR DEFINED
                         BENEFIT PLAN OF ZENECA HOLDING INC.

                         By:  Pecks Management Partners Ltd.
                                  Its Investment Advisor


                         By: /s/ Robert J. Cresci
                            ----------------------------------------------
                                            Robert J. Cresci
                                            Managing Director

                        THE J.W. MCCONNELL FAMILY FOUNDATION

                         By:  Pecks Management Partners Ltd.,
                                  Its Investment Advisor

                         By: /s/ Robert J. Cresci
                            ----------------------------------------------
                                            Robert J. Cresci
                                            Managing Director

                            EXHIBIT I.A (INVESTORS)
                            -----------------------

DELAWARE STATE EMPLOYEES'
  RETIREMENT FUND
c/o Pecks Management Partners Ltd.
One Rockefeller Plaza
New York, NY  10020

DECLARATION OF TRUST FOR
DEFINED BENEFIT PLAN OF ICI
AMERICAN HOLDINGS INC.
c/o Pecks Management Partners Ltd.
One Rockefeller Plaza
New York, NY  10020

DECLARATION OF TRUST FOR
DEFINED BENEFIT PLAN OF
ZENECA HOLDINGS INC.
c/o Pecks Management Partners Ltd.
One Rockefeller Plaza
New York, NY  10020

THE J.W. McCONNELL FAMILY
  FOUNDATION
c/o Pecks Management Partners Ltd.
One Rockefeller Plaza
New York, NY  10020


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                          EXHIBIT I.B (SHAREHOLDERS)
                          --------------------------

Name
----

Barry D. Plost
c/o SeraCare, Inc.
1925 Century Park East
Los Angeles, CA  90067



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                                  SCHEDULE 1
                                  ----------



Barry D. Plost           188,768 shares